Exhibit 99.1

Blue Chip Capital Group Announces Quotation of its Common Stock on the OTCID and Updates Status of Initial Regulatory Compliance and Innovative Crowdfunding Platform Development

New York, NY / Access Newswire / November 12, 2026 - Blue Chip Capital Group, Inc. (OTCID: BCCG), a diversified investment and financial services company, today announced that the Company’s Common Stock has been approved for quotation on the OTCID Basic Market of OTC Markets, with a quotation of $0.90 as of November 12, 2026. The OTCID is a stock trading market for companies that meet a minimal current information standard and provide management certification, without the qualitative standards of the OTCQB,

The Company believes that it already meets the qualification requirements for “uplisting” from the OTCID to the OTCQB Venture Market because it is a current reporting company with the SEC, has filed audited financial statements for more than the past two years, has more than 50 round-lot shareholders who own approximately 25.0 million unrestricted shares constituting the public float representing 23.5% of the total outstanding shares and its transfer agent, Transfer Online Inc., is an SEC registered stock transfer agent that participates in the Transfer Agent Verified Shares Program.

As of November 10, 2026, the Company has 4,825,000   shares held at DTC and anticipates that by or about December 10, 2026, much or all of the remaining 20 million unrestricted shares should be deposited with DTC, available for trading by broker-dealers in the ordinary course of business, at which time a trading market should develop.

The Company’s intention, through its sponsoring broker/dealer, Glendale Securities, is to request approval from OTC Markets Group to admit the Company’s Common Stock on OTCQB on a conditional basis, subject to the Company’s ability to demonstrate to OTC Markets Group’s satisfaction that it will meet the minimum bid price of $0.05 for 30 days. Any security admitted conditionally must meet the bid price requirement for 30 consecutive calendar days after admission.

The Company also announced the continued development of its next-generation Raisewise™ Crowdfunding platform, designed to empower entrepreneurs, startups, and investors with seamless access to capital and cutting-edge financial tools utilizing debt, equity, rewards and donations. The Company plans to operate the Raisewise™ Crowdfunding platform through the Company’s wholly or majority owned subsidiaries in the U.S. and several international jurisdictions including Sweden, Morocco and Brazil.

The next-generation Raisewise™ platform integrates advanced analytics, secure payment processing, and transparent reporting features, enabling both project creators and investors to make informed decisions with confidence and to democratize investment opportunities and foster innovation across multiple industries. The Company’s business plan is to monetize the Raisewise™ Crowdfunding platform of its existing subsidiaries by establishing additional foreign subsidiaries in Europe, Asia and the Americas. The Company has devoted time and resources toward the development of its own proprietary source code designed to its needs with the capacity to modify, adapt and improve its Crowdfunding platforms for specific countries and markets in which it already exists or may enter.

The Company also plans to pursue additional revenue opportunities through the licensing and franchising of its proprietary software and technology while expanding the Company’s global market presence. These plans are dependent upon, among other factors, the Company’s ability to continue to raise capital, including under its planned post-effective amendment to its Registration Statemen and obtaining final regulatory authorizations to operate Crowdfunding platforms in each international financial market.

About Blue Chip Capital Group, Inc.:

Blue Chip Capital Group is a forward-thinking and innovative company that has developed its proprietary Raisewise™ Crowdfunding platform for use by its U.S. and foreign subsidiaries to provide investors with access to a wide array of investment opportunities in startups and private businesses, among others.

Forward-Looking Statements; Safe Harbor:

This Press Release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include some predictive statements with such typical conditional words as “anticipate,” “intend”, “believe” “estimate,” “plan,” or “expect,” or by the words “may,” “will,” or “should,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which we operate, and are based on the current plans and expectations of management and are subject to a few uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K for the year ended May 31, 2026, and our Quarterly Report on Form 10-Q for the period ended August 31, 2026, under the heading “Risk Factors,” or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov.

Media Contact:

James DiPrima, Chief Executive Officer

(212) 324-3748

contact@bluechipcg.com